Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Rentech, Inc.

1331 17th Street, Suite 720

Denver, CO 80202

We consent to the incorporation by reference in Registration Statement Nos. 333-125162, 333-113001, 333-108392, 333-85682, 333-34890, 333-47317, 333-39334, and Post-Effective Amendment No. One to Registration Statement No. 333-47317, which was declared effective as Registration Statement No. 333-58529, of Rentech, Inc. on Form S-3, and in Registration Statement Nos. 033-90250, 333-46003 and 333-95537, of Rentech, Inc. on Form S-8, of our report dated December 5, 2005 appearing in the Annual Report on Form 10-K of Rentech, Inc. for the year ended September 30, 2005.

We also consent to the reference to us under the heading “Experts” in the Prospectuses, which are a part of the Registration Statements.

/s/ Ehrhardt Keefe Steiner & Hottman P.C.

December 5, 2005

Denver, Colorado